Exhibit 10.1

EXECUTIVE CONSULTING AGREEMENT

This Agreement (the “Agreement”) is entered into as of the 22nd day of March, 2010 by and between Appalachian Community Bank, FSB (the “Bank”), a federal savings bank (the “Bank”), and Danny Jett (the “Consultant”).

The Bank desires to retain the Consultant to provide executive consulting services to the Bank, and the Consultant is willing to provide such consulting services.

In consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1. Engagement; Consultant Relationship; Duties The Bank hereby engages the Consultant, and the Consultant hereby agrees to render, at the request of the Bank, consulting services to the Bank in connection with the business of the Bank. The Consultant shall report to the Board of Directors (the “Board”) of the Bank or to such other person as the Board shall designate. This is a services contract for the services of the Consultant. The Consultant shall devote all of his business time and efforts to the performance of services for the Bank designated by the Board and shall complete the services within the time frames for completion established by the Board. The Consultant shall use his best efforts in such endeavors. The Consultant shall also perform the services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

2. Term and Termination. The term of this Agreement shall begin on March 22, 2010 and shall continue until termination by either party as described herein (the “Term”). Either the Consultant or the Bank may terminate this Agreement at any time with thirty (30) days’ prior written notice to the other party, unless otherwise mutually agreed to by the parties.

3. Compensation. During the Term, as compensation for all services rendered by the Consultant under this Agreement, the Bank shall pay the Consultant the sum of $16,000 per month or pro rata portion of a month based on the number of business days for which the Consultant provides services to the Bank, and payments will be made approximately every two weeks in arrears at the same time as the Bank processes its periodic payroll disbursements, or on a more frequent basis upon presentation of an invoice from the Consultant if circumstances warrant. All such compensation shall be payable without deduction for federal income, social security, or state income taxes or any other amounts.

4. Expenses. The Consultant shall be reimbursed by the Bank for all reasonable business expenses, provided such expenses are approved in advance by the Board. The Bank’s obligation to reimburse the Consultant pursuant to this Paragraph shall be subject to the prompt presentation to the CFO or his designees by the Consultant of an itemized account of such expenditures, together with supporting vouchers, in accordance with any policies of the Bank in effect from time to time. The Bank shall pay such reimbursements as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.

5. Independent Contractor. The Consultant is an independent contractor providing services to the Bank. The Consultant is not an agent of the Bank and shall have no right to bind the Bank, except as expressly and duly authorized by affirmative action of the Board of Directors. The Bank, as appropriate, will report all payments to be made hereunder on Forms 1099 as payments to the Consultant for independent contracting services. The Consultant shall not be entitled to participate in any employee benefits plans or programs of the Bank. The Bank shall not carry worker’s compensation insurance to cover the Consultant. The Bank shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.

6. No Assignment. The Consultant cannot subcontract his duties or cause any other person or entity to perform his services. The Consultant shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to the terms of this Agreement without the prior written consent of the Bank. Any attempted assignment or transfer by Consultant of his obligations without such consent shall be wholly void.

7. Confidentiality. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Consultant during the term of this Agreement are confidential to and are and will remain the sole and exclusive property of the Bank. Except to the extent necessary to perform the duties assigned to the Consultant by the Bank, the Consultant will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Consultant to lose its character or cease to qualify as Confidential Information or Trade Secrets. Upon request by the Bank, and in any event upon termination of the engagement of the Consultant with the Bank for any reason, as a prior condition to receiving any final compensation hereunder, the Consultant will promptly deliver to the Bank all property belonging to the Bank, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Consultant’s custody, control or possession. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Bank or developed by the Consultant prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue and be maintained by the Consultant for a period of one (1) year following the termination of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by the Consultant following termination of this Agreement for so long as permitted by applicable state law. For purposes of this Paragraph 6, the terms below shall have the following meanings ascribed to them:

(a) “Confidential Information” means data and information relating to the business of the Bank (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Consultant or of which the Consultant became aware as a consequence of or through his relationship to the Bank and that has value to the Bank and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank (except where such public disclosure has been made by the Consultant without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(b) “Trade Secrets” means information including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

8. Contracts or Other Agreements with Former Employer or Business. The Consultant hereby represents and warrants that he is not subject to any agreement with respect to which the Consultant’s engagement by Bank would be a breach.

9. Modification of Agreement. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

10. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

If to the Bank:

Appalachian Community Bank , FSB
109 Blue Ridge Drive
McCaysville, GA 30555-2767

If to Consultant:

Danny Jett

or to such other address as the parties hereto may specify, in writing, from time to time.

11. Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to the Consultant’s engagement by the Bank.

13. Successors, Binding Agreement. Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit of and be enforceable by the Bank’s successors and assigns.

14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Survival of Obligations. The duties and obligations contained in Paragraphs 6, 11, 12, 14 and 16 shall survive the expiration or termination of this Agreement.

16. Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

17. Tax Withholding; Indemnification. By reason of Consultant’s relationship with the Bank as an independent contractor, all sums required to be paid by the Bank to Consultant shall be paid in full, without reduction for any withholding taxes, employers’ taxes, social security taxes, payments or contributions, and similar employer withholdings, deductions and payments. Consultant acknowledges and agrees that Consultant shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless the Bank for any liability, claim, expense or other cost incurred by the Bank arising out of or related to the obligations of Consultant pursuant to this Paragraph 16.

18. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia.

19. Headings. The headings of the Paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed, or cause their duly assigned agent to execute, this Agreement as of the date first set forth above.

APPALACHIAN COMMUNITY BANK, FSB

By:	/s/ J. Ronald Knight

Name:	J. Ronald Knight

Title:	Chairman of Board

/s/ Danny Jett
Danny Jett